Exhibit 99.1

NEWS RELEASE
INVESTOR CONTACTS: Dale Black, EVP & Chief Financial Officer (609) 449-5556 John Burke, EVP & Corporate Treasurer (212) 891-1500	MEDIA CONTACT: Tom Hickey Director of Corporate Communications (609) 347-3804

TRUMP ENTERTAINMENT RESORTS REPORTS

SECOND QUARTER 2007 RESULTS

ATLANTIC CITY, NJ—August 7, 2007—Trump Entertainment Resorts, Inc. (NASDAQ: TRMP) (the “Company”) today reported its results for the quarter ended June 30, 2007 and other Company-related news.

In making the announcement, Mark Juliano, Chief Executive Officer of the Company, said, “While the first half of 2007 has presented many challenges which have impacted our results, primarily new competition and the partial smoking ban, many of the most substantial operational and marketing enhancements we have been planning and implementing for nearly two years are now having a positive effect. To offset the impact of the additional regional competition, we are dedicated to attracting new, more profitable customers by providing the improved overall experience we are now able to offer guests, particularly our overnight guests, with our upgraded facilities and enhanced marketing capabilities.”

CONSOLIDATED RESULTS

The following table outlines the financial results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in millions, except per share data. Unaudited)
Net revenues	$244.2	$256.0	$478.5	$493.7
Income from operations	$13.1	$24.4	$32.7	$42.7
EBITDA(1)	$29.4	$41.7	$64.3	$76.6
Net loss	$(13.5)	$(4.9)	$(21.6)	$(14.7)
Loss per share	$(0.43)	$(0.16)	$(0.69)	$(0.48)

(1)	EBITDA presented in this table is income from operations excluding depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (“GAAP”) measurement, but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Refer to the selected financial information accompanying this press release for a reconciliation of income from operations to EBITDA.

Net revenues have been impacted by increased competition from new gaming facilities in Pennsylvania and New York, the promotional environment in Atlantic City and the smoking ban. As a result, net revenues for the quarter ended June 30, 2007 decreased 4.6%, or $11.8 million, to $244.2 million due to a decrease in gaming revenue of $23.9 million, or 8.8% from second quarter 2006 levels. The lower gaming revenues were partially offset by a $10.9 million, or 14.2%, decrease in promotional allowances.

Similarly, for the six months ended June 30, 2007, net revenues decreased 3.1%, or $15.2 million, to $478.5 million as a result of a decrease in gaming revenue of $27.6 million, or 5.3%, compared to the six months ended June 30, 2006. The lower gaming revenues were partially offset by an $11.7 million, or 8.4%, decrease in promotional allowances.

In addition to the decrease in net revenues, operating income and EBITDA were impacted by the following items for the three and six months ended June 30, 2007 (dollars in millions):

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
Costs associated with TrumpONE	$5.3	$5.3
Costs associated with strategic review process	1.1	1.4
Severance expenses	1.2	1.2

Mr. Juliano commented, “Significant non-recurring expenses in the second quarter impacted our profitability. These investments necessary to build a more effective business model moving forward, including the implementation of TrumpONE, our unified players’ program, and costs to reorganize our staff to reflect our business priorities, were designed to improve our results in the second half of the year and beyond.

“After substantial efforts to install our enterprise data warehouse and yield management systems, our properties are now more effectively managing our revenues and customer mix through additional retail hotel sales and a focus on higher value gaming customers. At the same time, we deployed significant capital in the second quarter to promote our new facility enhancements and unified marketing program to a broader audience than ever before, while holding the line on promotional spending on less profitable database customers.

“Furthermore, we are implementing a casino revenue action plan through which we will pursue specific, targeted programs designed to strategically increase casino revenue during the next several months through new customer acquisition, retention and reactivation initiatives.

“While the formal review of strategic alternatives has concluded, we remain committed to increasing shareholder value, and are continually looking for opportunities to do so whether they arise through improving operations, pursuing financial structuring options or other means.”

Second Quarter Highlights Include:

•	Successful introduction of TrumpONE, the unified players club, on June 19, 2007;

•

Compared to the second quarter of 2006, hotel occupancy improved from 85% to 89%, revenue per available room (“RevPAR”) increased by 13.3% from $72.85 to $82.51 and cash hotel, food and beverage sales increased by 31.8%, or $4.8 million, to $19.7 million;

•	Substantial completion of several capital projects at the Taj Mahal, including Spice Road, the first phase of the casino floor and the penthouse suites;

•	Completion of capital projects at the Marina, including DJ’s gourmet steakhouse, The Café 24-hour casual dining restaurant, the VIP check-in and high-limit slots area; and

•	Cost saving initiatives expected to produce $8 million in annualized savings.

Marketing Enhancements: In conjunction with the implementation of TrumpONE and the renovation of the Taj Mahal, the Company deployed significant resources to reach a new, broader audience of customers through broadcast television, radio and print advertising for the first time in the Philadelphia and New York media markets. Additionally, the Company has completed the consolidation and centralization of customer databases, and is centralizing database marketing and advertising across its three properties, which is designed to increase marketing effectiveness and to decrease costs.

Revenue Management: The Company’s revenue management initiative produced significant, measurable results in the second quarter. In addition to the aforementioned improvements in occupancy, RevPAR and cash sales, the Company’s mix of cash and complimentary hotel revenue improved to 44% cash versus 56% complimentary this quarter, compared to 33% cash versus 67% complimentary during the same quarter of 2006. These efforts were complimented by new online reservation capabilities, which the Company expects will offer increasing opportunities along with the upcoming launch of an interactive marketing campaign and new website in September.

Capital Redevelopment & Expansion Program: At the Taj Mahal, in addition to the completion of the first phase of the casino floor and the seven new penthouse hotel suites, the Spice Road promenade project was substantially completed with the opening of Plate, a 24-hour American bistro; Stem by David Tutera, a new floral and retail outlet; Accents, a new retail outlet primarily featuring designer accessories; Go, a new fast-service take out food outlet; a new Starbucks; and the renovation of retail outlet Cache. These projects, and the completed projects at Trump Marina, caused significant construction disruption during the second quarter that, in the view of management, impacted results.

Cost Saving Initiatives: The Company’s efforts during the quarter to realign both the corporate and property personnel costs to reflect the changing competitive environment led to personnel reductions which are expected to yield savings of $8 million in payroll and related expenses on an annualized basis. Included in this amount are $3.4 million in corporate expenses and $4.6 million in additional savings at the Company’s properties. During the first two quarters of 2007, the Company has instituted cost savings initiatives which are estimated to yield over $19 million annually.

Corporate & Other Expenses

Corporate and other costs were $10.4 million for the three months ended June 30, 2007 compared to $8.8 million in the comparable period of 2006. This increase is due primarily to the $2.3 million in strategic review and severance costs offset by a $1.3 million decrease in development costs. Stock-based compensation expense was $0.9 million in 2007 compared to $1.4 million in 2006.

Corporate and other costs were $17.9 million for the six months ended June 30, 2007 compared to $16.8 million in the comparable period of 2006. This increase is due primarily to $2.6 million in strategic review and severance costs offset by a $2.0 million decrease in development expenses. Stock-based compensation expense was $1.9 million in 2007 compared to $2.9 million in 2006.

Capital Structure

The Company reported, as of June 30, 2007, it had cash and cash equivalents of $85.4 million, excluding $100.8 million of cash which is restricted to fund the new tower under construction at the Taj Mahal. The Company indicated total debt had increased by $161.9 million since December 31, 2006 to $1,569.4 million at June 30, 2007, principally due to borrowings under the Company’s delayed draw term loan, which is being used to fund construction of the Taj Mahal tower.

Capital expenditures for the six months ended June 30, 2007 were approximately $123 million, consisting of $20 million maintenance capital, $81 million renovation capital, and $22 million for the Taj Mahal Tower. Capitalized interest in the six months ended June 30, 2007 was $1.5 million compared to $0.3 during the six months ended June 30, 2006.

Construction on the new, 786-room tower at the Taj Mahal continues. The Company has slightly modified the anticipated opening timeline for the tower. The Company currently expects to open approximately 20 floors of the tower—approximately 400 rooms—by Labor Day weekend 2008, with the remainder of the building opening in phases through the conclusion of 2008. The project’s estimated cost has been adjusted to approximately $255 million to reflect these changes.

Conference Call Information

The Company will conduct a conference call at 1:00 p.m. Eastern Time (ET) on August 7, 2007, during which management will discuss the results and other matters addressed in the earnings release. Members of the financial community and interested investors are welcome to participate in the conference call by calling toll free (800) 811-8824 or, for callers outside the United States and Canada, (913) 981-4903, not earlier than 15 minutes before the call is scheduled to begin.

A replay of the conference call will be available from 5:00 p.m. ET on August 7, 2007 until midnight ET on September 6, 2007. The replay number is toll free (888) 203-1112 or, for callers outside the United States and Canada, (719) 457-0820. The replay passcode is 7556046.

About Trump Entertainment Resorts, Inc.

Trump Entertainment Resorts, Inc. is a leading gaming company that owns and operates three properties. The Company’s properties are Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements

and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All statements and information concerning plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “can,” “designed,” “implement,” “promote” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, Inc., the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect the Company’s future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.trumpcasinos.com.

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TRUMP ENTERTAINMENT RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Gaming	$249,142	$272,915	$493,261	$520,859
Rooms	21,613	19,058	39,889	36,066
Food and beverage	29,566	30,487	55,035	57,014
Other	9,748	10,276	17,170	18,238

	310,069	332,736	605,355	632,177
Less promotional allowances	(65,829)	(76,695)	(126,836)	(138,484)

Net revenues	244,240	256,041	478,519	493,693
Costs and expenses:
Gaming	119,313	120,448	231,541	233,656
Rooms	4,522	3,338	8,091	6,510
Food and beverage	12,227	10,869	21,265	20,159
General and administrative	68,485	70,842	135,616	139,920
Corporate and development	9,660	8,146	16,474	15,476
Corporate-related party	607	658	1,215	1,320
Depreciation and amortization	16,316	17,322	31,582	33,932

	231,130	231,623	445,784	450,973

Income from operations	13,110	24,418	32,735	42,720
Non-operating income (expense):
Interest income	1,834	2,855	3,217	5,814
Interest expense	(32,534)	(32,536)	(63,976)	(65,015)

	(30,700)	(29,681)	(60,759)	(59,201)

Loss before income taxes and minority interests	(17,590)	(5,263)	(28,024)	(16,481)
Provision for income taxes	—	(1,339)	(200)	(2,831)
Minority interest	4,136	1,668	6,637	4,655

Net loss	$(13,454)	$(4,934)	$(21,587)	$(14,657)

Net loss per share—basic and diluted	$(0.43)	$(0.16)	$(0.69)	$(0.48)

Weighted average shares outstanding:
Basic and diluted	31,102,062	30,986,181	31,076,674	30,857,259

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	June 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$85,414	$100,007
Restricted cash	—	27,375
Accounts receivable, net	49,989	45,342
Accounts receivable, other	6,179	9,000
Inventories	9,794	10,816
Deferred income taxes	10,881	10,351
Other current assets	16,191	13,049

Total current assets	178,448	215,940

Net property and equipment	1,635,694	1,535,543

Other assets:
Restricted cash	100,778	—
Goodwill	226,287	226,480
Trademarks	197,000	197,000
Intangible assets, net	7,012	7,730
Deferred financing costs, net	16,568	17,914
Other assets, net	60,058	59,889

Total other assets	607,703	509,013

Total assets	$2,421,845	$2,260,496

Current liabilities:
Accounts payable	$43,037	$31,384
Accrued payroll and related expenses	31,194	28,332
Income taxes payable	7,765	24,904
Partnership distribution payable	250	260
Accrued interest payable	16,145	13,645
Self-insurance reserves	12,658	13,299
Other current liabilities	43,142	33,645
Current maturities of long-term debt	6,250	11,263

Total current liabilities	160,441	156,732

Long-term debt, net of current maturities	1,563,110	1,396,170
Deferred income taxes	152,944	152,414
Other long-term liabilities	33,798	17,017
Minority interests	118,808	125,395

Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized,
31,129,753 and 30,990,902 shares issued and outstanding, respectively	31	31
Class B Common stock, $0.001 par value; 1,000 shares authorized, 900 shares issued and outstanding	—	—
Additional paid-in capital	459,335	457,772
Accumulated deficit	(66,622)	(45,035)

Total stockholders’ equity	392,744	412,768

Total liabilities and stockholders’ equity	$2,421,845	$2,260,496

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Gaming revenues
Trump Taj Mahal	$122.0	$132.1	$244.0	$253.1
Trump Plaza	68.2	76.9	132.4	144.3
Trump Marina	58.9	64.0	116.9	123.5

Total	$249.1	$273.0	$493.3	$520.9

Net revenues
Trump Taj Mahal	$119.2	$125.3	$237.6	$242.7
Trump Plaza	67.6	70.0	129.2	133.4
Trump Marina	57.4	60.7	111.7	117.6

Total	$244.2	$256.0	$478.5	$493.7

Income (loss) from operations
Trump Taj Mahal	$16.6	$19.8	$37.2	$36.5
Trump Plaza	3.4	4.7	5.5	7.7
Trump Marina	3.5	8.7	7.9	15.3
Corporate and other	(10.4)	(8.8)	(17.9)	(16.8)

Total	$13.1	$24.4	$32.7	$42.7

EBITDA
Trump Taj Mahal	$24.0	$28.3	$51.3	$53.4
Trump Plaza	8.2	9.9	15.1	17.5
Trump Marina	7.5	12.3	15.6	22.4
Corporate and other	(10.3)	(8.8)	(17.7)	(16.7)

Total	$29.4	$41.7	$64.3	$76.6

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

(unaudited, in millions)

	Three Months Ended June 30, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$16.6	$7.4	$24.0
Trump Plaza	3.4	4.8	8.2
Trump Marina	3.5	4.0	7.5
Corporate and other	(10.4)	0.1	(10.3)

Total	$13.1	$16.3	$29.4

	Three Months Ended June 30, 2006
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$19.8	$8.5	$28.3
Trump Plaza	4.7	5.2	9.9
Trump Marina	8.7	3.6	12.3
Corporate and other	(8.8)	—	(8.8)

Total	$24.4	$17.3	$41.7

	Six Months Ended June 30, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$37.2	$14.1	$51.3
Trump Plaza	5.5	9.6	15.1
Trump Marina	7.9	7.7	15.6
Corporate and other	(17.9)	0.2	(17.7)

Total	$32.7	$31.6	$64.3

	Six Months Ended June 30, 2006
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$36.5	$16.9	$53.4
Trump Plaza	7.7	9.8	17.5
Trump Marina	15.3	7.1	22.4
Corporate and other	(16.8)	0.1	(16.7)

Total	$42.7	$33.9	$76.6